EXHIBIT 10.11


[logo] MCP
                              CORN STEEP AGREEMENT

This Agreement is entered into by and between Minnesota Corn Processors, hereinafter referred to as MCP, and Liquid Corn, Inc., hereinafter referred to as LC. This Agreement is governed and construed in accordance with the laws of the State of Minnesota.

Whereas, the parties hereto previously entered into an agreement for the period from September 28, 1995 through July 31, 2002, and;

Whereas the parties hereto wish to rescind that agreement and enter into a superseding Agreement which will provide terms, conditions, and clarifications covering the previous agreement, and;

Whereas the parties hereto wish to formalize their Agreement in writing. It is therefore, in consideration of the money to be paid and the promises made herein agreed as follows:

1. PURPOSE: The purpose of this Agreement is for the marketing, at maximum value, and distribution of all MCP's corn steepwater and corn distillers solubles, hereinafter referred to as steepwater, which is not applied to MCP's corn gluten feed products, as produced at its Marshall, Minnesota and Columbus, Nebraska plants.

2. TERM: The term of this Agreement shall commence on January 1, 1998 and end on July 31, 2005. Upon commencement of this Agreement, this Agreement shall supersede all prior agreements between the parties regarding steepwater marketing. This Agreement will be automatically extended indefinitely beyond July 31, 2005, provided no notice has been received by LC from MCP exercising its option to buy out LC as provided in 13 below, and neither party gives written twelve (12) month termination notice to the other party as of any date after July 31, 2004.

3. LC REQUIREMENTS: LC agrees to provide the following items as set forth below:

     A. LC agrees to continue providing and maintaining the storage and loading facilities located on MCP's property at Marshall, Minnesota and Columbus, Nebraska, and to comply with all federal, state, and local laws, rules, and regulations including but not limited to safety, environmental, health and sanitation issues pertaining to operation of these facilities, and to assume liability with these issues.

     B. LC shall provide for all necessary roads from MCP's improved roads to the storage site as are required for transportation and access to fulfill the terms of this Agreement.

     C. LC shall provide all employees, equipment, and utilities required to operate and maintain the storage and loading facilities including lawn care, weed control, pest control and snow removal to meet plant sanitation and appearance standards.

     D. LC agrees to take possession of all of MCP's steepwater which is not distributed on gluten feed products or loaded by LC for MCP to sell for industrial uses including Ice Ban. If LC is unable to take possession of steepwater, then LC shall reimburse MCP for all costs associated with moving steepwater from the plant site as well as required alternative storage costs.

     E. LC agrees to account for and collect all accounts receivable for steepwater it sells and bills, and to pay necessary operating expenses in the operation of the storage and loading facilities.


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     F.   LC grants the right to MCP to inspect all of its records concerning selling prices, freight bills, scale tickets, and inventory pertaining to the sale of steepwater under this contract.

     G. LC agrees to make monthly payments to MCP on or before the 15th of the month following shipment of steepwater by LC from MCP's plants by truck or rail.

     H. LC shall operate and maintain a state certified truck scale at both facilities to be used for weighing truckload shipments of steepwater.

     I. LC shall provide adequate agitation for each storage tank to properly mix the steepwater batches and to minimize precipitates and stratification within the storage tanks.

     J. LC will be the exclusive blender for blends of magnesium chloride solutions and MCP's steepwater shipped as a blend by railcar directly from MCP's Minnesota and Nebraska plants.

     K. LC may use any contractor for on-site repair and construction provided such contractor shall comply with all MCP Plant Safety, Insurance, Environmental and Personnel rules and regulations. MCP approval is required before work is commenced on projects with costs exceeding $10,000. Such information and approvals are available from the local MCP Plant Engineer and/or the plant Safety Manager.


4.   MCP REQUIREMENTS: MCP shall provide the following:

     A. MCP shall continue to provide the current sites at both Marshall, Minnesota and Columbus, Nebraska to LC for the operation of its steepwater storage and shipping facilities.

     B. MCP shall continue to provide to LC the land leases which extend through July 31, 2002 or as long as this Agreement may remain in force, at a rental rate of ten dollars ($ 10) per year, per plant. These leases were paid through July 31, 2002 on October 19, 1995.

     C. MCP shall continue to provide the rail siding at Columbus for an average of 15 (fifteen) railcars space next to the LC plant. At Marshall, LC shall provide the switch and approximately 1350 feet of rail siding and MCP shall provide the land needed for this railroad track. MCP may occasionally use such tracks to unload railcars of corn while cooperating with normal LC plant operations.

     D. MCP shall provide daily rail car switching at Marshall and Columbus for both inbound and outbound freight at no charge to LC as agreed upon in advance while in cooperation with other MCP activities.

     E. MCP shall continue to provide current water, sewage, and drainage services at levels comparable to current usage as a proportion of steepwater received from MCP.

     F.   MCP shall provide to LC a rail weighing service at no charge to LC.

     G. MCP's local plant Safety Manager shall provide the local LC plant site managers with a written list of all plant site rules, regulations, and personnel policies, and also quarterly updates showing changes on the first working day of each quarter. The local MCP plant Safety Manager will assist the LC plant site manager with explanations to assure compliance with such rules and regulations.

     H. MCP agrees to pump and provide necessary means for pumping steepwater to LC's storage tanks located at the respective plant sites.


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     I.   MCP shall provide a minimum of seven hundred (700) tons of steepwater on a daily basis averaged each month, which shall be pumped to LC storage tanks at the respective sites. This minimum daily shipment shall be the total of the MCP's Marshall, Minnesota and Columbus, Nebraska plants production which is not applied to MCP's corn gluten feed products.

     J. MCP will control access to the Columbus plant site as in the past. Trucks will not be allowed to obstruct traffic on the plant site. However, MCP shall not delay movement of steepwater trucks without notifying Jack Denton at phone number 316-225-3500 in LC's Dodge City office or John Synar at phone number 918-463-2631.

     K. MCP shall pay LC within 15 days from invoice date for expenses incurred under this Agreement pertaining to railcar usage, blending and shipping for industrial uses including Ice Ban.

     L. MCP will give LC an estimate of the tons of steepwater to be shipped annually for industrial uses including Ice Ban on the first of October each year for the coming market year. This annual estimate is to be used by LC only for planning. The market year is determined to be from the first of October through the end of September the following year.

          MCP will provide LC an estimated monthly tonnage requirement of steepwater, for industrial uses including, Ice Ban, at least ninety
          (90) days before the month the steepwater is to be shipped. MCP will compensate LC if actual steepwater shipments, for steepwater for industrial uses including Ice Ban, for a given month differ from this estimated monthly tonnage requirement by: at least one thousand (1000) tons; and, by at least twenty percent (20%). For any steepwater shipments, for industrial uses including Ice Ban, outside the above-mentioned range, MCP will pay LC an amount equal to what LC is required to spend to replace said steepwater or for additional market expenses incurred in marketing of unshipped steepwater. However, in no case shall such compensation be more than ten dollars ($10.00) per ton and shall only be for the tonnage not within the above-mentioned range.

     M. If LC desires, MCP will assist LC with plant security at the LC plant sites on MCP property to prevent theft of materials and products, and to maintain product integrity and safety as well as safety and security of others. If LC requests MCP's involvement, then MCP shall bill LC, on a monthly basis, for the costs pro-rated on: the proportional amount of cost necessary for MCP to provide such security service, or the appropriate pro-rated services of a commercial security service, and/or the pro-rated costs of security cameras and other security devices deemed necessary to provide such service. Or, LC may choose to provide and pay for the above mentioned security services on its own.

5.   RAILCARS:

     A. LC agrees to lease or otherwise provide all necessary rail cars as needed for the transportation, marketing, and distribution of the steepwater produced that is not distributed by trucks.

     B. In the event MCP sells steepwater needing rail delivery for industrial uses including Ice Ban, then LC shall provide dedicated railcars for said use only, at a cost of $350.00 per railcar per month or $15.00 per railcar per day whichever is less, from the time the railcar is loaded until the railcar returns to the LC plant site and is released by MCP in writing for use other than Ice Ban. Such railcar lease cost will be invoiced by LC monthly to MCP.

     C. In the event MCP sells steepwater needing railcar delivery for industrial uses including Ice Ban, then MCP shall use railcars available for steepwater usage from LC before leasing additional railcars for said steepwater service.

     D. In the event MCP exercises the option to buy out one or both of the LC storage and loading facilities at either


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          Marshall, Minnesota or Columbus, Nebraska then MCP will assume the leases currently held by LC for the railcars used to transport steepwater from the specific facility purchased. MCP will work with LC to ensure LC breaks even financially on railcar leases used to transport steepwater.

     E. LC shall assume all liability for railcars during the term of the railcar leases. In the event MCP shall assume any of the railcar leases then MCP shall assume liability of the specific railcars from the date of lease assignment. Railcars shall be inspected for damage and liability within thirty (30) days of lease assignment.


6. STEEPWATER SPECIFICATIONS: MCP shall provide steepwater that meets the following specifications:

     A. Steepwater shall have a dry matter of not less than forty-eight percent (48%).

     B. Steepwater shall have an as-is crude protein level of not less than twelve percent (12%).

     C. MCP shall provide fermentation control treatment of steepwater. Such fermentation control shall be defined as shipping a steepwater product to LC having a pH of 3.9 or below and two (2) lbs of dry BSS (sodium metabisulfite) or equivalent liquid BSS on a dry solids basis added to each ton of steepwater (on a 48% solids basis) unless higher levels are dictated by foaming problems. MCP will provide antifoam for addition to railcars and trucks of steepwater when MCP and LC deem necessary to help control foaming problems.

     D. It is MCP's intent to minimize insoluble solids in steepwater. Specifications and testing methodology are not currently defined however MCP will continue to work on its processes to minimize the insoluble solids in steepwater to levels deemed acceptable by both MCP and LC.

     E. Steepwater shall be cooled to a temperature of one hundred sixty five degrees (165(Degree)) Fahrenheit or less prior to pumping to LC's storage tanks.

7.   THROUGHPUT AND MARKETING EXPENSES:

     A. LC shall be responsible for marketing all steepwater sold for animal feed uses and MCP shall market steepwater for industrial uses including Ice Ban. In the event MCP has opportunity to market steepwater to some animal feed users, MCP and LC will cooperate to accomplish such sales when product is available and conditions permit.

     B. LC shall receive eight dollars ($8.00) per ton for throughput and marketing expense for each ton of steepwater sold for animal feed shipped by truck and ten dollars ($10.00) per ton for throughput and marketing expense for each ton of steepwater sold for animal feed shipped by railcar.

     C. LC shall receive throughput compensation of six dollars ($6.00) for each ton of steepwater, either straight or blended with other products, that LC loads for MCP for industrial uses including Ice Ban.

     D. LC shall receive an additional seven dollars ($7.00) for each ton of blended steepwater and magnesium chloride solution shipped for MCP, for industrial uses including Ice Ban, from LC's Marshall, Minnesota and Columbus, Nebraska plant sites.

8. DIVISION OF STEEPWATER MONEY: Steepwater money shall be divided according to either Item I or Item 2 below.

          Note: Many accounts are sold on a delivered basis where costs of freight and railcar expenses are included in the invoicing. Such expenses will be deducted from the revenue before the value of the steepwater is determined for money division.


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ITEM 1:    STEEPWATER SOLD FOR ANIMAL FEED

     A. For steepwater sold for animal feed, the first eight dollars ($8.00) per ton of steepwater shipped by truck or ten dollars ($10.00) per ton of steepwater shipped by railcar shall become the property of and be retained by LC as per section 7 B above.

     B. The next twenty-five dollars ($25.00) per ton of steepwater sold by LC for animal feed uses shall become the property of and be paid to MCP.

     C. Any remaining value for steepwater sold by LC for animal feed uses shall be divided equally, with fifty percent (50%) retained by LC and fifty percent (50%) paid to MCP.

          By way of example only: if steepwater were sold at the below listed prices, with example A being for truck shipment and example B for railcar shipment, then monies would be distributed as follows:

                                                    Example A      Example B
          Steepwater selling price fob MCP plant   $41.00/ton     $32.00/ton
          Less LC throughput expense                 8.00/ton      10.00/ton
                                                   ----------     ----------
          Net dollars remaining                    $33.00/ton     $22.00/ton
          Less MCP portion of next $25.00/ton       25.00/ton      22.00/ton
                                                   ----------     ----------
          Net dollars for 50/50 split              $ 8.00/ton     $00.00/ton
          LC portion of split                        4.00/ton       0.00/ton
          MCP portion of split                       4.00/ton       0.00/ton
          Total LC portion of revenue              $12.00/ton     $10.00/ton
          Total MCP portion of revenue             $29.00/ton     $22.00/ton

ITEM 2:    STEEPWATER SOLD FOR INDUSTRIAL USES INCLUDING ICE BAN

     A. For steepwater that MCP sells for industrial uses including Ice Ban, MCP will collect directly for the total value. LC shall not be entitled to any remaining value for steepwater sold by MCP for industrial uses including Ice Ban. LC will invoice MCP monthly for the throughput expense of six dollars ($6.00) per ton.

     B. For steepwater blended with magnesium chloride by LC for MCP, for industrial uses including Ice Ban, LC shall invoice MCP monthly, an additional seven dollars ($7.00) per ton for each ton of blended steepwater and magnesium chloride solution shipped per section 7 D above. This is in addition to the throughput expense of six dollars ($6.00) per ton for steepwater as mentioned above in section 8 ITEM 2
          A. LC shall not be entitled to any additional value for steepwater and magnesium chloride blends sold by MCP.

          By way of example only: if steepwater were sold at the below listed prices, with example A being for truck shipment and example B for railcar shipment, then monies would be distributed as follows:

                                                    Example A    Example B
          Steepwater selling price fob MCP plant   $41.00/ton    $32.00/ton
          Less LC throughput expense                 6.00/ton      6.00/ton
                                                   ----------    ----------
          Net dollars remaining for MCP            $35.00/ton    $26.00/ton
          Total LC portion of revenue              $ 6.00/ton    $ 6.00/ton
          Total MCP portion of revenue             $35.00/ton    $26.00/ton


9. PRICE: The objective for both MCP and LC is to maximize long term total steepwater income. LC and MCP will mutually determine the best pricing mechanism each year before the end of the prior marketing year. The marketing year shall be determined to be from October first of the year through September thirtieth of the following year. Each year the quality of the product and the current market conditions will determine the pricing.


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     All prices shall be FOB the respective MCP plant site. Attached in Appendix
     A is the formula for marketing year 1997/1998.


10. PRICE ADJUSTMENTS: Due to the by-product nature of steepwater, quality discounts will be discouraged by LC and mitigated whenever possible. LC will represent MCP's product on its recent characteristics and sell it on an as-is basis knowing there may be some variation from load to load, especially when inventories are low.


11.  PRODUCT LIABILITY:
     A. MCP shall be responsible for pumping a steepwater to LC that meets the quality specifications, as specified in section 6. If MCP steepwater does not meet specifications, then MCP assumes liability and will be responsible for costs associated with steepwater not meeting quality specifications.

     B. LC shall operate its facilities to maintain the integrity of the steepwater received from MCP. If LC does not maintain steepwater quality, then LC assumes liability and will be responsible for costs associated with steepwater where integrity has not been maintained.

     C. Adulteration or mixing of any other product, such as whey, with the steepwater absolves MCP from any product liability. MCP shall not be liable for steepwater loaded into railcars or trucks where the previous load was a product other than MCP steepwater, unless the railcars or trucks have been cleaned and inspected at an approved wash facility. The only exception to adulteration would be the small amounts of residual magnesium chloride solution that may be left in railcars, tanks or pipelines as a normal part of LC's operation when blending magnesium chloride and steepwater for MCP.

     D. Warranty: MCP warrants that it has the right to convey good title to the steepwater delivered hereunder and that said steepwater shall be delivered free of any lien or encumbrance. MCP further warrants that the steepwater shall not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, nor be a commodity which may not, under the provisions of Sections 404 and 505 of the Act, be introduced into interstate commerce. MCP warrants the steepwater to be of merchantable quality, suitable for use in cattle feeding operations when used according to normal cattle feeding industry practices. MCP steepwater should not be fed free-choice, and should be fed at a rate of less than fifteen percent (15%), as fed, in a total mixed ration. MCP makes no other warranties, express or implied, of steepwater fitness or suitability, for any other purpose.


12.  PERSONAL PROPERTY SEVERANCE AGREEMENT:
     Whereas, LC has installed on MCP's site at Marshall, Minnesota the improvements and equipment described as follows:
          a.   Four steel tanks, each 48 feet in diameter and 40 feet in height;
          b. Steel building approximately 25 feet by 70 feet with attached wing 12 feet by 231 feet;
          c.   Railroad track of approximate length of 1250 feet, and switch;
          d.   Truck loadout scale;
          e. Allied piping and equipment including boiler, pumps, air compressor, electric motors and electrical equipment.

     And whereas, LC has installed on MCP's site at Columbus, Nebraska the improvements and equipment described as follows:
          a.   Two 400,000-gallon steel tanks;
          b.   One 2-million-gallon steel tank;
          c.   One 200,000-gallon steel tank;
          d.   Steel building of the approximate size of 40 feet by 60 feet;
          e.   Truck loadout scale;
          f. Allied piping and equipment including pumps, motors, air compressor, and other electrical


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               equipment.

          Whereas, it is the desire and intent of the parties that said improvements and equipment be severed from said realty and remain the personal property of LC; now, therefore, in consideration of the mutual benefits of the parties hereto, the parties agree as follows:

     A. The improvements and the equipment herein described, and any future additions, shall be and remain severed from said realty and although attached to the realty, shall retain its personal character, shall be treated as personal property with respect to the rights of the parties, shall not become a fixture or a part of the realty, and shall remain the property of LC.

     B. Upon termination of this Agreement by either party at any time for any reason, MCP may, at its option, buy out LC pursuant to the terms of paragraph 13. If MCP does not elect to do so, LC will at its expense, remove its improvements and equipment from said premises. This section (12 B) shall not be construed to create any additional right of termination beyond others listed in this Agreement.

     C. This severance agreement shall be binding upon, and enure to the benefit of the parties hereto and their respective successors and assigns.


13.  BUY-OUT PROVISION:

     A. MCP shall have the option to buy out LC's interest in either or both of LC's facilities and business on MCP's property at any time during this Agreement. MCP shall provide LC with twelve (12) months written notice of its intent to purchase. Sale will be subject to MCP paying LC the total of item 1, plus item 2 as follows:

     ITEM 1:   The greater of

          a. The total remaining value of all LC's assets, for the facility purchased, on MCP leased property using a ten (10) year straight-line depreciation schedule from the time of the assets installation, plus one hundred percent (100%) of any improvement during the previous six (6) months which cost over twenty thousand dollars ($20,000).

     Or

          b. Forty percent (40%) of the original cost of the plant, buildings and improvements.

     ITEM 2: If MCP exercises its option to buy out either or both of LC's plants at any time before the end of this Agreement, then MCP shall pay to LC the value of the last eighteen (18) months net income before income taxes for the facility purchased. The eighteen months to be used in determining the buy out amount shall be the six (6) months immediately preceding the date MCP notifies LC in writing of its intention to buy out LC, and also the subsequent twelve (12) months starting from the official date the buy out notice is given in writing by MCP to LC up to the date of the actual buy out.

     B. After July 31, 2005 and if this agreement is not automatically extended, MCP may purchase LC's personal property and businesses on MCP's property for only the cost associated with Item 1 above.

14. SETTLEMENT PROVISION: When or if the buy-out provision is exercised, settlement shall commence the first month after notice has been received as follows:

     A. MCP will provide to LC at time of notice an estimate of the next 12 months steepwater production and also an estimate of the projected tonnage of steepwater to be sold by MCP for industrial uses including Ice Ban.

     B. LC will provide MCP with a current detailed list of depreciated property and equipment.

     C. LC will provide MCP with a list of projected capital improvements planned, if any for MCP's approval.

     D. LC will give to MCP the estimated buy-out cost and be allowed to deduct 1/1 5th of that estimated amount


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          from each monthly settlement due MCP for the following 11 months.

     E. The actual buy-out cost will be determined following the close of the last month of business before the buy-out date. If after subtracting the amount deducted in the previous 11 months from the buy-out amount there is a balance due either party, then that amount will be paid to the party owed within 15 days of the buy-out date.


15. DISPUTE RESOLUTION: Any controversy or claim arising out of or relating to this Agreement or breach thereof shall be resolved via the following dispute resolution procedure.

     A. Should either party materially breach a portion of this Agreement, such other party shall notify the breaching party of such breach. Both parties shall meet within thirty (30) days to resolve such breach and/or determine if mutually agreeable progress is being made to resolve such breach. Such breaching party shall then have sixty (60) more days after the first thirty (30) days as mentioned above to cure such breach or show mutually agreeable progress as conditions may permit.

     B. Should either party not be satisfied with the above breach resolution then such resolution shall be settled by arbitration in accordance with the rules of the American Arbitration Association. Each party will bear its own cost and expense of arbitration. Arbitration fees, if any, shall be shared equally.

16. RIGHT OF FIRST REFUSAL: In the event LC may desire to sell or transfer ownership of its facilities on MCP's property to any other individual(s) or corporation(s), MCP shall be offered the first right to purchase said facilities. If such occurs, LC will notify MCP of the consideration and terms of proposed sale, and MCP will have thirty (30) days to purchase the facilities/business for the same consideration and terms. LC may not sell or transfer ownership of its facilities or businesses on MCP's property to individual(s), or corporation(s) that are in any way involved in the wet corn milling industry, or whose parent company may be involved in the wet corn milling industry. If sold, all LC rights and responsibilities of this Agreement will pass to the new owner.

17. FORCE MAJEURE: Neither party hereto shall be liable to the other for failure of nor delay in performance hereof when such failure or delay is caused by conditions beyond such party's control including, but not limited to, war, strike, labor dispute, fire, flood, tornado, hurricane, government intervention, embargo, shortage of raw materials, breakdown, non-performance of transportation equipment, or any Act of God or other condition not occasioned by such party's negligence.

18. SEVERABILITY: Any part, term or provision of this Agreement that is held to be unenforceable, illegal, against public policy or in conflict with any federal, state or local laws, shall be severable from the rest of the Agreement. The remaining portions of the Agreement shall not be affected. The rights and obligations of the parties shall be construed and inferred as if the Agreement did not contain the particular term, part or provision held to be invalid, unless the invalid provisions contain the material financial terms of this Agreement or when considered in the aggregate, render the administration of this Agreement unreasonably burdensome, in which case (unless new terms or provisions can be negotiated within three
     (3) months of written request for renegotiation by either party) this Agreement shall be terminated. In the event of termination, the Minimum Volume requirement of this Agreement will be waived for the then-current period.

/s/ John Synar                            /s/ Reed Ellington
------------------------------------      -----------------------------------
           LC Signature                              MCP Signature

V.P.                                      Commodities Manager
------------------------------------      -----------------------------------
              Title                                      Title

Date Jan. 7, 1998                         Date Jan. 13, 1998
     -------------------------------           ------------------------------


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                                   APPENDIX A

Steepwater pricing shall be determined by using the Chicago Board Of Trade
(CBOT) daily closings for corn starting the calendar month two (2) months before the calender quarter is to begin. The CBOT reporting month shall be the month or months represented during the quarter to be priced. All reported prices for the month will be averaged to determine the base corn price used for further calculations. Wholesale or blender prices for steepwater shall be determined to be five dollars ($5) under the retail or feedlot price. Wholesale prices are available only to those who blend and/or resell the product. No wholesale price will be given for railcar volume customers. MCP and LC will discuss the quarterly price and agree on rounded selling prices close to the calculated formula price.

Prices shall be as follows:

     A. Columbus retail or feedlot price is to be the CBOT base corn price, as calculated above, multiplied by seventeen (17) to get the ton price in dollars. Wholesale price will be retail or feedlot price less five dollars ($5.00) per ton.

     B. Marshall retail or feedlot price is to be the CBOT base corn price, as calculated above, multiplied by fifteen (15) to get the ton price in dollars. Wholesale price will be retail or feedlot price less five dollars ($5.00) per ton.

     C. For large volume rail users or blenders of steepwater selling product beyond 150 miles of MCP's plants, the price is to be the CBOT base corn price, as calculated above, multiplied by twelve (12) to get the ton price in dollars. Price is the same for both plants.

          As example, below is a formula for the quarter of January, February, and March for 1998.

1997 NOV            MARCH          BASE CBOT AVERAGE      COLUMBUS RETAIL       COLUMBUS
    DATES    CBOT CLOSING PRICE   CORN CLOSING PRICE     CONVERSION NUMBER     RETAIL PRICE       ROUNDED PRICE

                                       $2.855                  17                 $48.54             $48.50
    NOV 3          $2.950                                                        COLUMBUS
    NOV 4          $2.902                                                     WHOLESALE PRICE
    NOV 5          $2.882                                                         $43.54             $43.50
    NOV 6          $2.924
    NOV 7          $2.936                                MARSHALL RETAIL         MARSHALL
   NOV 10          $2.856                               CONVERSION NUMBER      RETAIL PRICE       ROUNDED PRICE
   NOV 11          $2.864              $2.855                  15                 $42.83             $42.75
   NOV 12          $2.842
   NOV 13          $2.830                                                        MARSHALL
   NOV 14          $2.814                                                     WHOLESALE PRICE
   NOV 17          $2.864                                                         $37.83             $37.75
   NOV 18          $2.860
   NOV 19          $2.832                                RAILCAR RETAIL           RAILCAR
   NOV 20          $2.812                               CONVERSION NUMBER      RETAIL PRICE       ROUNDED PRICE
   NOV 21          $2.840              $2.855                  12                 $34.26             $34.20
   NOV 24          $2.822
   NOV 25          $2.792
   NOV 26          $2.824
   NOV 28          $2.806

  AVERAGES         $2.855



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